Exhibit 99.1

Progyny, Inc. Announces Third Quarter 2020 Results

Reports Record Third Quarter Revenue of $98.9 Million

Raises Revenue Guidance to $340.0 to $345.0 Million for Full Year 2020, Reflecting Growth of 48% to 50%

Affirms Preliminary View of a Minimum of $525 Million in 2021 Revenue

NEW YORK, November 5, 2020 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended September 30, 2020 (“the third quarter of 2020”) as compared to the three-month period ended September 30, 2019 (“the prior year period”).

“Progyny had a very strong third quarter, reflecting record quarterly revenues and profitability,” said David Schlanger, Chief Executive Officer of Progyny. “Our 2020 selling season is now largely complete, and the results were consistent with our expectations, both in terms of new sales and new covered lives. We have received commitments to date from 45 new clients for 2021, representing approximately 400,000 new covered lives, while also building a very robust pipeline of opportunities to pursue in next year’s selling season.”

“Our results this quarter demonstrate the growing demand for our benefit as well as our operating leverage as the business grows. Revenue grew 62% over the prior year period while gross margins expanded and Adjusted EBITDA nearly doubled, with an Adjusted EBITDA margin on incremental revenue of 18.5% after giving effect to the one-time step-up in incremental expenses in our first full year of being a public company,” said Mark Livingston, Progyny’s Chief Financial Officer. “We believe these results demonstrate that people’s desire to build their families is not deterred, even against the backdrop of the COVID-19 pandemic.”

Third Quarter 2020 Highlights:

(unaudited; in thousands, except per share amounts)	3Q 2020	3Q 2019
Revenue	$98,928	$61,196

Gross Profit	$20,836	$12,320
Gross Margin	21.1%	20.1%

Net Income (Loss)	$5,355	$(8,210)

Net Income (Loss) per Share Attributable to Common Stockholders[1]	$0.05	$(1.10)
Adjusted EBITDA[2]	$10,582	$5,531
Adjusted EBITDA Margin[2]	10.7%	9.0%

1.	Net income (loss) per share attributable to common stockholders reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options to purchase common stock and warrants to purchase common stock. Note the company effected a 1-for-4.5454 reverse stock split of its common stock and convertible preferred stock on October 14, 2019. For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.
2.	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to Net income (loss), the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

Revenue was $98.9 million, a 62% increase as compared to the $61.2 million reported in the prior year period.

●	Fertility benefit services revenue was $73.1 million, a 46% increase from the $50.0 million reported in the prior year period, primarily as a result of the increase in our number of clients and covered lives.
●	Pharmacy benefit services revenue was $25.8 million, a 131% increase as compared to the $11.2 million reported in the prior year period. The growth in pharmacy benefit services revenue was primarily driven by an increase in the number of clients that are providing the pharmacy benefit as compared to the prior year period.

Gross profit was $20.8 million, an increase of 69% from the $12.3 million reported in the prior year period, primarily due to the higher revenue. Gross margin was 21.1%, an increase of 100 basis points from the prior year period, as higher revenues triggered favorable contractual terms with our pharmacy dispensing and manufacturing partners and as we continued to gain efficiencies across our care management services as we grow.

Net income was $5.4 million, or $0.06 per basic share and $0.05 per diluted share, reflecting an improvement of $13.6 million from the $8.2 million net loss, or $1.10 per basic and diluted share, reported in the prior year period. The higher net income was due primarily to the absence in the current period of a convertible preferred stock warrant valuation adjustment expense, as well as the higher gross profit and operating efficiencies realized throughout the business as compared to the prior year period. Effective with the company’s initial public offering in October 2019, all outstanding convertible preferred stock warrants were converted into warrants to purchase common stock, and therefore, the warrant valuation adjustment is no longer necessary.

Adjusted EBITDA was $10.6 million, an increase of $5.1 million from the $5.5 million reported in the prior year period. Adjusted EBITDA margin was 10.7%, an increase of 170 basis points from the 9.0% margin in the prior year period. The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflect the higher revenue as well as improved operating leverage across the business, partially offset by a one-time step-up of $1.9 million in incremental expenses in our first full year of being a public company.

Readers are encouraged to review Annex A for a reconciliation of Adjusted EBITDA to net income.

Cash Flow

Net cash provided by operating activities for the third quarter of 2020 was $15.3 million, compared to net cash provided by operating activities of $5.9 million in the prior year period. The improvement was due primarily to the higher profitability as well as the timing of billing and collections on quarterly cash flows.

Balance Sheet and Financial Position

As of September 30, 2020, the company had total working capital of approximately $110.4 million and no debt. This included cash, cash equivalents and marketable securities of $105.0 million, which was an increase of $13.6 million from the balances as of June 30, 2020, reflecting the strong cash flow generated in the current quarter.

Key Metrics

The company had 135 clients as of September 30, 2020, which compared to 84 clients in the prior year period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
ART Cycles*	5,407	3,763	13,284	9,768
Utilization – All Members**	0.51%	0.52%	0.92%	1.08%
Utilization – Female Only**	0.44%	0.47%	0.78%	0.94%
Average Members	2,221,000	1,356,000	2,156,000	1,240,000

*	Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
**

Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

The company is providing the following financial guidance for the full year and three-month period ending December 31, 2020:

●	Full Year 2020 Outlook:
o	Revenue is projected to be $340.0 million to $345.0 million, reflecting growth of 48% to 50%
o	Net income is projected to be $12.7 million to $14.2 million, or $0.13 to $0.14 per share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $29.7 million to $31.0 million
●	Fourth Quarter of 2020 Outlook:
o	Revenue is projected to be $95.4 million to $100.4 million, reflecting growth of 47% to 54%
o	Net income is projected to be $5.1 million to $6.6 million, or $0.05 to $0.07 per share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $9.0 million to $10.3 million

“Our newest clients from the 2020 selling season represent a broad cross-section of over 20 industries – including financial services, pharmaceuticals, business services, consumer products, technology, and transportation – which will further enhance the strength and diversity within our existing client base,” said Pete Anevski, Progyny’s President and Chief Operating Officer. “By providing a comprehensive fertility benefit through Progyny, these companies are demonstrating their commitment to their employees’ health, driven by our industry leading outcomes, while also showing their leadership by supporting diversity, equality and inclusion across their workforce.

“Looking ahead, we expect to enter 2021 with 180 total clients, representing 2.7 million covered lives, and as such, we are affirming our preliminary expectations for a minimum of $525 million in revenue for 2021, reflecting accelerating growth of 53% from the midpoint of our 2020 guidance. The majority of our new clients are expected to go live on January 1, 2021. Historically, the utilization seen in the initial period following a client’s launch provides significant insight as to what we should expect for that client’s full year utilization. As a result, we expect to be in a position to provide detailed financial guidance when we report our year end results.”

1.	Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net loss, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until November 12, 2020 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management. These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the impact of COVID-19 and the associated economic uncertainty on our business, our financial outlook for the fourth quarter and full year 2020 and full year 2021, our client and member outlook for 2021, our ability to retain existing clients and acquire new clients, and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases including COVID-19; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons. Actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include a non-GAAP financial measure, Adjusted EBITDA.

Adjusted EBITDA is a supplemental financial measure that is not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; (7) it does not include legal fees that may be payable in connection with a vendor arbitration; and (8) it does not include non-deferred costs associated with the IPO. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest (income) expense, net; convertible preferred stock warrant valuation adjustment; provision for income taxes and legal fees associated with a vendor arbitration. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:	Media:
James Hart	Selena Yang
investors@progyny.com	media@progyny.com

PROGYNY, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$53,965	$80,382
Marketable securities	50,995	—
Accounts receivable, net of $12,631 and $6,320 of allowances at September 30, 2020 and December 31, 2019, respectively	78,302	47,059
Prepaid expenses and other current assets	1,328	5,003
Total current assets	184,590	132,444
Property and equipment, net	3,506	3,083
Goodwill	11,880	11,880
Intangible assets, net	1,483	2,375
Other noncurrent assets	592	652
Total assets	$202,051	$150,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,210	$19,388
Accrued expenses and other current liabilities	31,956	16,775
Total current liabilities	74,166	36,163
Other noncurrent liabilities	617	—
Total liabilities	74,783	36,163
Commitments and Contingencies (Note 7)
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2020 and December 31, 2019; 86,542,919 and 84,188,202 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	9	8
Additional paid-in capital	234,134	228,755
Treasury stock, at cost, $0.0001 par value; 615,980 shares at September 30, 2020 and December 31, 2019	(1,009)	(1,009)
Accumulated deficit	(105,883)	(113,483)
Accumulated other comprehensive income	17	—
Total stockholders’ equity	127,268	114,271
Total liabilities and stockholders’ equity	$202,051	$150,434

PROGYNY, INC.

Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$98,928	$61,196	$244,557	$164,561
Cost of services	78,092	48,876	195,164	130,825
Gross profit	20,836	12,320	49,393	33,736
Operating expenses:
Sales and marketing	3,355	3,183	10,230	8,646
General and administrative	12,120	6,068	31,763	16,557
Total operating expenses	15,475	9,251	41,993	25,203
Income from operations	5,361	3,069	7,400	8,533
Other income (expense):
Other income	11	—	178	—
Interest income (expense), net	(17)	(28)	138	(194)
Convertible preferred stock warrant valuation adjustment	—	(11,226)	—	(12,419)
Total other income (expense), net	(6)	(11,254)	316	(12,613)
Income (loss) before income taxes	5,355	(8,185)	7,716	(4,080)
Provision for income taxes	—	25	116	89
Net income (loss)	$5,355	$(8,210)	$7,600	$(4,169)
Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$(1.10)	$0.09	$(0.70)
Diluted	$0.05	$(1.10)	$0.08	$(0.70)
Weighted-average shares used in computing net earnings (loss) per share:
Basic	86,265,297	7,472,469	85,364,608	5,947,821
Diluted	98,969,588	7,472,469	98,936,489	5,947,821

PROGYNY, INC.

Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2020	2019
OPERATING ACTIVITIES
Net income	$7,600	$(4,169)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	116	89
Non-cash interest expense	56	—
Depreciation and amortization	1,442	1,594
Stock-based compensation expense	8,661	3,209
Bad debt expense	3,709	1,332
Loss on disposal of property and equipment	—	1
Change in fair value of warrant liabilities	—	12,419
Changes in operating assets and liabilities:
Accounts receivable	(34,952)	(22,344)
Prepaid expenses and current other assets	3,619	(452)
Accounts payable	23,719	6,824
Accrued expenses and other current liabilities	15,019	6,119
Other noncurrent assets and liabilities	677	(667)
Net cash provided by operating activities	29,666	3,955

INVESTING ACTIVITIES
Purchase of property and equipment, net	(940)	(678)
Purchases of marketable securities	(64,978)	—
Sales of marketable securities	14,000	—
Net cash (used in) continuing operations	(51,918)	(678)
Net cash provided by discontinued operations	—	200
Net cash (used in) provided by investing activities	(51,918)	(478)

FINANCING ACTIVITIES
Payment of initial public offering costs	(892)	(512)
Proceeds from revolving line of credit	—	157,850
Repayments made against revolving line of credit	—	(158,103)
Repurchase of common stock	—	(182)
Proceeds from exercise of stock options	2,078	5,007
Payment of employee taxes related to equity awards	(6,419)	—
Proceeds from contributions to employee stock purchase plan	1,068	—
Net cash (used in) provided by financing activities	(4,165)	4,060
Net increase (decrease) in cash and cash equivalents	(26,417)	7,537
Cash and cash equivalents, beginning of period	80,382	127
Cash and cash equivalents, end of period	$53,965	$7,664

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$176
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$33	$—

Deferred initial public offering costs in accounts payable and accrued expenses	$—	$2,308

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(in thousands)

Net income (loss)	$5,355	$(8,210)	$7,600	$(4,169)
Add:
Depreciation and amortization	462	535	1,442	1,595
Stock‑based compensation	3,071	1,680	8,661	3,209
Other income	(11)	—	(178)	-
Interest (income) expense, net	17	28	(138)	194
Convertible preferred stock warrant valuation adjustment	—	11,226	-	12,419
Provision for income taxes	—	25	116	89
Legal fees associated with a vendor arbitration(a)	1,688	247	3,232	973
Non-deferred IPO costs	—	—	—	150
Adjusted EBITDA	$10,582	$5,531	$20,735	$14,460

Revenue	$98,928	$61,196

Incremental revenue vs. 2019	$37,732

Incremental Adjusted EBITDA vs. 2019	$5,051
Add:
One time step-up in incremental public company expenses	1,944
Incremental Adj EBITDA excluding one-time step-up in incremental public company expenses	$6,995
Incremental Adj EBITDA margin on incremental revenue excluding one-time step-up in incremental public company expenses	18.5%

(a)	We engaged in other activities and transactions that can impact our net income. In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor.

Reconciliation of Non-GAAP Financial Guidance for the Three Months and Year Ending December 31, 2020

	Three Months Ending December 31, 2020		Year Ending December 31, 2020
(in thousands)	Low	High	Low	High

Revenue	$95,443	$100,443	$340,000	$345,000
Net Income	$5,068	$6,568	$12,668	$14,168
Add:
Depreciation and amortization	458	458	1,900	1,900
Stock-based compensation	3,539	3,239	12,200	11,900
Other income	(22)	(22)	(200)	(200)
Interest expense (income), net	(62)	(62)	(200)	(200)
Provision (benefit) for income taxes	(16)	84	100	200
Legal fees associated with a vendor arbitration	—	—	3,232	3,232
Adjusted EBITDA*	$8,965	$10,265	$29,700	$31,000

*

All of the numbers in the table above reflect our future outlook as of the date hereof. Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, such as legal fees associated with a vendor arbitration, nor do they contemplate any adjustment of the valuation allowance related to the deferred tax assets.